SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a party other than the Registrant |_|

Check the appropriate box:
|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as Permitted by Rule
    14a-6(e)(2))
|_| Definitive Proxy Statement
|_| Definitive Additional Materials
|X| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              QUANTA SERVICES, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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




                                EXPLANATORY NOTE

                  Quanta Services, Inc., a Delaware corporation ("Quanta
Services"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on March 19, 2002 in connection with the solicitation of proxies for electing the board of directors of Quanta Services at the 2002 annual meeting of Quanta Services' stockholders.

                                       ###

[LOGO OF QUANTA SERVICES, INC.]                                    PRESS RELEASE


FOR IMMEDIATE RELEASE

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

Contacts:   James Haddox, CFO         Jonathan Gasthalter         Ken Dennard / kdennard@easterly.com
            Reba Reid                 Jonas Leddington            Lisa Elliott / lisae@easterly.com
            Quanta Services, Inc.     Citigate Sard Verbinnen     Easterly Investor Relations
            713-629-7600              212-687-8080                713-529-6600

                       QUANTA SENDS LETTER TO STOCKHOLDERS

      HOUSTON - MARCH 19, 2002 - Quanta Services, Inc. (NYSE:PWR), a leading provider of specialized contracting services to the electric power, gas, telecommunications and cable television industries, today sent a letter to its stockholders detailing the value-enhancing initiatives authorized by the Special Committee of Quanta's Board of Directors, which consists of all directors not designated by Aquila Inc. (NYSE: ILA), and further describing why it believes stockholders should resist Aquila's hostile proxy contest.
      The text of the letter follows:

March 19, 2002

Dear Quanta Stockholder:

               AQUILA IS TRYING TO TAKE CONTROL OF QUANTA WITHOUT
                              OFFERING YOU ANYTHING

Without making a formal offer to Quanta's other stockholders, Aquila Inc., known until March 18 as UtiliCorp United Inc., is trying to muscle control of your Company in order to achieve its own financial objectives. The QUANTA BOARD IS DETERMINED TO PROTECT YOUR INTERESTS, and will soon mail proxy materials asking formally for your support at our 2002 annual meeting.

In the meantime, and until we set a date for the meeting, we want to update you on several important developments. The Quanta Board, acting through the Special Committee consisting of all directors not designated by Aquila ("the Board"), approved concrete actions designed to ensure that:

   >> All stockholders are treated equally in the event of a change of control;
   >> We properly explore and consider all value creation avenues for Quanta and its stockholders;
   >> The Company's most vital assets are protected from the risks posed by Aquila's actions; and
   >> The interests of our employees are appropriately aligned with those of investors.

      QUANTA'S REVISED RIGHTS PLAN IS STOCKHOLDER FRIENDLY AND WON'T STOP A
                           BID FOR THE WHOLE COMPANY

One of the most important actions your Board took was to amend Quanta's stockholder rights plan, which is designed to protect the Company against creeping, partial or coercive takeover attempts. The amended plan - known in the financial community as a "chewable pill" - would not stand in the way of Aquila, or any other bidder, if they:

   >> Make a tender or exchange offer for all of Quanta's shares and, upon completion of that offer, own Quanta shares representing 75% or more of Quanta's voting power; and
   >> Commit irrevocably to purchase all of the other shares at the same price.

TO PUT A FINE POINT ON THIS IN THE CURRENT SITUATION, IF AQUILA OR ANYONE ELSE MAKES A SERIOUS OFFER TO ACQUIRE ALL OF QUANTA'S SHARES, OUR RIGHTS PLAN WILL NOT STOP THEM.

                                QUANTA'S BOARD IS
                    EXPLORING ALL VALUE CREATION ALTERNATIVES

Quanta's Board has authorized Goldman, Sachs & Co., our financial adviser, to explore a complete range of strategic options including potential acquisitions, recapitalizations and other transactions that could create value for you. Included under consideration is a stock repurchase program that would be conditional on the pro-rata participation of Aquila. The Quanta Board is willing to consider any transaction - including any that Aquila would propose - but only if it is fair to all Quanta stockholders and provides stockholders appropriate value and protections.

           WE HAVE ALSO TAKEN STEPS TO ALIGN EMPLOYEE AND STOCKHOLDER
                       INTERESTS AND IMPROVE CREDIT RATIOS

Reflecting our commitment to stock-based compensation to align the interests of our employees with those of investors, we have authorized the creation of a Stock Employee Compensation Trust (SECT). The SECT, which holds 8 million shares of Quanta stock to fund future obligations under employee benefit plans, affords the Company significant tax and legal advantages over alternative payment methods. Furthermore, the SECT:

   >> PROVIDES A PRE-DETERMINED MEANS TO PAY FOR EMPLOYEE BENEFITS WITH STOCK RATHER THAN CASH, THEREBY CONSERVING CORPORATE CASH;
   >>    HELPS INCREASE STOCK OWNERSHIP AMONG EMPLOYEES;
   >>    INCREASES THE COMPANY'S EQUITY BASE OVER TIME, IMPROVING CREDIT RATIOS;
         AND
   >> HAS NO EPS IMPACT UNTIL SHARES ARE ISSUED BY THE TRUST TO FUND THE COMPANY'S BENEFIT PLANS.

The benefits of the SECT are compelling, and such companies as American Express, DuPont, Pfizer, Corning, and Tenneco have adopted them. While there is voting dilution from the SECT, as there would be with any new issuance, we believe the aforementioned advantages to the Company and its stockholders far outweigh this impact. Contrary to the disingenuous assertions by Aquila, shares held by the SECT are not voted by management, but are voted according to the instructions of a broad-based group of Company employees.

                 WHY IS AQUILA TRYING TO HIDE ITS TRUE MOTIVES?

Aquila has said over and over again in SEC filings and in presentations to its own investors that earnings consolidation with Quanta was a main priority:

   >> Aquila is "considering whether to pursue a transaction with [Quanta] that would enable [Aquila] to ENJOY THE BENEFIT OF FINANCIAL STATEMENT CONSOLIDATION for accounting purposes."
         -     Amendment No. 8 to UtiliCorp (Aquila) Schedule 13D, dated May 25,
               2000.

   >> "[Aquila] intends to increase its percentage of ownership of [Quanta] to...ENJOY THE BENEFITS OF FINANCIAL STATEMENT CONSOLIDATION for accounting purposes."
         - Amendment No. 12 to UtiliCorp (Aquila) Schedule 13D, dated September 28, 2001.

   >>    "With regard to Quanta, WE VERY MUCH WANT TO ACHIEVE CONSOLIDATION."
         - Aquila chief financial officer Daniel J. Streek during UtiliCorp's February 7, 2002 Fourth Quarter 2001 Earnings Conference Call.

Yet, after we refused to hand over the Company for nothing - and challenged their ability to consolidate under accounting rules - Aquila turned around and said to the Wall Street Journal, "Consolidation is not our primary objective."
(1)

WHAT IS AQUILA REALLY UP TO? CONSIDER THE FOLLOWING VIEW:

   "[Aquila] doesn't want to buy Quanta, and they don't really want to control and run it, they just want to own enough to consolidate it with their own earnings."
         - Evan Smith, Sanders Morris Harris - Houston Chronicle, February 12, 2002

              WE URGE YOU: DON'T LET AQUILA TAKE CONTROL OF QUANTA
                     TO ACHIEVE ITS OWN ACCOUNTING GIMMICKRY

   QUANTA HAS CONSISTENTLY DELIVERED STRONG FINANCIAL AND OPERATIONAL RESULTS
                              RELATIVE TO ITS PEERS

WE CATEGORICALLY REJECT THE PUBLIC STATEMENTS BY AQUILA ABOUT QUANTA'S PERFORMANCE, which don't square with what Aquila has said to its own stockholders or what they've said to us privately. IN 2001, WE ACHIEVED RECORD REVENUES AND FOURTH QUARTER CASH FLOW - despite what The Wall Street Journal termed as "a perfect storm" (2) for companies with exposure to the telecom business. Consider what some analysts have to say about Quanta:

   >>    "QUANTA TURNED IN A SOLID OVERALL PERFORMANCE [IN THE FOURTH QUARTER]."
         - Mark Hughes, Suntrust Robinson Humphrey Equity Research Report, February 14, 2002(3)

   >> "WE WOULD BE BUYERS OF PWR, AS THE COMPANY IS WELL POSITIONED TO BENEFIT FROM INCREASED OUTSOURCING AND NEW CUSTOMER ACQUISITIONS IN ITS ELECTRIC POWER BUSINESS."

-------------------
1 Aquila spokesman Ethan Hirsh, the Wall Street Journal, "UtiliCorp Launches a Proxy Fight To Gain Control of Quanta's Board", February 22, 2002.
2 Wall Street Journal, "Telecom Industry Leaders Struggle With Growing Debt, Overcapacity", March 13, 2002.
3 Consent of author or publication for inclusion in proxy solicitation materials was neither sought nor obtained.

         - Carl Palitti, Gerard Klauer Mattison Equity Research Report, February 15, 2002(3)

   >> "WE THINK CURRENT MANAGEMENT IS BEST SUITED TO RUN QUANTA AND BELIEVE STOCKHOLDERS SHOULD SUPPORT THEM IN THE UPCOMING PROXY BATTLE [WITH AQUILA.]"
         - Carl Palitti, Gerard Klauer Mattison Equity Research Report, February 15, 2002(3)

   >> "QUALITY 4Q RESULTS AND IMPROVING BALANCE SHEET STRENGTHEN MANAGEMENT'S CASE FOR INDEPENDENCE IN THE IMMINENT PROXY FIGHT WITH [AQUILA]."
         - Evan Smith, Sanders Morris Harris Equity Research Report, February 14, 2002(3)

   >> "WE LIKE [QUANTA] MANAGEMENT'S FOCUS ON 1) CASH GENERATION 2) GROSS MARGIN IMPROVEMENT/STABILIZATION, 3) BETTER PRODUCTIVITY."
         - Chris Gutek, Morgan Stanley Equity Research Report, February 15, 2002(3)

   >> "WE ARE IMPRESSED WITH IMPROVEMENTS ON THE BALANCE SHEET... WE BELIEVE PWR'S ENHANCED BALANCE SHEET PROVIDES THE COMPANY MORE FLEXIBILITY AND BETTER POSITIONS IT FOR A RECOVERY."
         - Evan Smith, Sanders Morris Harris Equity Research Report, February 14, 2002(3)

And, truth be told, when AQUILA IS COMMUNICATING WITH ITS OWN STOCKHOLDERS, it seems to agree: "WE BELIEVE [THE PWR STOCK PRICE DECLINE] IS TEMPORARY AND ARE CONFIDENT IN THE LONG-TERM POTENTIAL OF OUR INVESTMENT IN QUANTA."(4)

                        QUANTA'S BOARD IS WORKING FOR YOU

   >> Collectively, the Quanta directors who are not designated by Aquila own 3,159,724 shares, or 5.27% of Quanta's stock, and their interests are aligned with yours.
   >>    Three of these directors came to Quanta when we acquired their companies.
   >> Two of these directors still supervise and were PERSONALLY RESPONSIBLE FOR ALMOST $700 MILLION, OR APPROXIMATELY 34.7%, OF QUANTA'S 2001 REVENUES.
   >>    Three of these directors are not affiliated with Quanta.
   >> Together, these directors represent more than 84 years of experience in our business.

                  AQUILA'S HAND-PICKED NOMINEES ARE PLEDGED TO
                          AQUILA'S SELF SERVING AGENDA

   >> Six of Aquila's nine proposed nominees are current executives of Aquila or an entity it controls. All six are currently on Aquila's payroll.
   >> Two of the nine - including Aquila's president and CEO - are already designated by Aquila to Quanta's Board. Another of the nominees is a partner in a law firm that does work for Aquila.
   >>    Seven of the proposed nominees don't own any Quanta stock.
   >> Two of the nominees were named defendants along with Aquila in a stockholder lawsuit involving a company that Aquila recently took public and then repurchased at a lower price.

               QUANTA'S BOARD INTENDS TO FIGHT FOR YOUR RIGHTS

-------------------
4 UtiliCorp (Aquila) Form 8-K filed with the SEC on February 25, 2002, pg. 12.

We will soon set the date for our annual stockholders meeting and send out our proxy materials seeking your vote. These materials contain important information for you to consider. In the meantime, if you have any questions about this process, you can call MacKenzie Partners, Inc., our proxy solicitor, toll free at 800-322-2885, or us.

Our goal in the coming months is to continue Quanta's good performance and to get out the vote against Aquila. We hope that we will be able to count on your support.

Very truly yours,

By: /s/ Vincent D. Foster           By: /s/ John R. Colson
Vincent D. Foster                   John R. Colson
Chairman                            Chief Executive Officer

      Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for electric power, gas, telecommunications and cable television industries. The company's comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.

Important Information

Quanta Services, Inc. plans to file a proxy statement with the Securities and Exchange Commission relating to Quanta's solicitation of proxies from its stockholders with respect to the Quanta Services, Inc. 2002 annual meeting of stockholders. QUANTA SERVICES, INC. ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Quanta's proxy statement and other relevant documents will be available for free at www.sec.gov. You may also obtain a free copy of Quanta's proxy statement, when it becomes available, by writing to Quanta Services, Inc. at 1360 Post Oak Boulevard, Suite 2100, Houston, Texas 77056 or by contacting MacKenzie Partners, Inc., toll free at 1-800-322-2885. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Quanta's stockholders is available in the soliciting materials on Schedule 14A filed by Quanta with the SEC.

This letter contains various forward-looking statements and information, including management's expectations of the impact of new branding and marketing initiatives. Although the company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters, future growth in the electric utility and telecommunications outsourcing industry, the ability of Quanta to complete acquisitions and to effectively integrate the operations of acquired companies, and uncertainties relating to UtiliCorp's hostile proxy fight for the Company, as well as general risks related to the industries in which Quanta operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. For a discussion of the risks, investors are urged to refer to the Company's reports filed under the Securities Exchange Act of 1934.

                                      # # #